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                                                                    Exhibit 21.1

                         LIST OF SUBSIDIARIES OF ABX AIR

1. Airborne FTZ, Inc., an Ohio corporation

2. Advanced Logistics Service, Inc., an Ohio corporation

3. Wilmington Air Park, Inc., an Ohio corporation

4. Aviation Fuel, Inc., an Ohio corporation

5. Tomair LLC, a Delaware limited liability company